As filed with the Securities and Exchange Commission on May 19, 2010
Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2997780
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

42 Longwater Drive, Norwell, Massachusetts 02061-9149

(Address of principal executive offices)       (Zip Code)

CLEAN HARBORS, INC. 2010 STOCK INCENTIVE PLAN

(Full title of plan)

C. Michael Malm

Davis, Malm & D’Agostine, P.C.

One Boston Place

Boston, Massachusetts  02108

(Name and address of agent for service)

617-367-2500

(Agent’s telephone number, including area code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, $.01 par value per share	3,000,000	$60.845	$182,535,000.00	$13,014.75

(1) Computed under Rule 457(c) and (h) based upon the market price of the registrant’s Common Stock on the New York Stock Exchange on May 14, 2010.

Approximate date of proposed public offering:  From time to time after the effective date of this Registration Statement.

PART I

This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to 3,000,000 shares of common stock, $.01 par value per share (“Common Stock”), of Clean Harbors, Inc. (the “Company”). Such shares are available for potential future issuance under the Company’s 2010 Stock Incentive Plan, as approved respectively by the Company’s Board of Directors on March 8, 2010 and shareholders on May 10, 2010.

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1).

PART II

Item 3. Incorporation of Documents By Reference

The following documents filed by the Company with the Commission (File No. 001-34223) are incorporated in and made a part of this Registration Statement by reference:

(1)  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

(2)  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(3)  the Company’s definitive Proxy Statement dated April 5, 2010 for its annual meeting of shareholders held on May 10, 2010;

(4) the Company’s Reports on Form 8-K (other than the copy of a press release furnished as Exhibit 99.1 to the first such Report) filed with the Commission on May 5, 2010 and May 14, 2010; and

(5) the description of the Company’s Common Stock contained under the caption “Description of Capital Stock” in the Prospectus Supplement dated April 23, 2008 filed under the Company’s Registration Statement on Form S-3 under the Securities Act (No. 333-150296).

In addition to the foregoing documents, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

During the quarter ended March 31, 2010, the Company made certain changes to the composition of its reportable segments as discussed in Note 1, “Basis of Presentation,” to the unaudited interim consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  The changes consisted primarily of re-assigning certain departments from the Field Services segment to the Industrial Services segment to align with the management reporting changes made during the quarter and related to the acquisition of Eveready Inc. on July 31, 2009.  To be consistent with the new reporting segment structure, the financial information which is presented in Note 19, “Segment Reporting,” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as incorporated by reference into this registration statement has been recast as follows:

	For the Year Ended December 31, 2009
	Technical Services	Field Services	Industrial Services	Exploration Services	Corporate Items	Totals
Third party revenues	$648,398	$205,019	$202,508	$17,991	$304	$1,074,220
Intersegment revenues, net	24,802	(19,780)	(3,398)	392	(2,016)	—
Direct revenues	$673,200	$185,239	$199,110	$18,383	$(1,712)	$1,074,220

	For the Year Ended December 31, 2008
	Technical Services	Field Services	Industrial Services	Exploration Services	Corporate Items	Totals
Third party revenues	$710,135	$264,153	$56,408	$—	$17	$1,030,713
Intersegment revenues, net	24,958	(19,047)	(3,727)	—	(2,184)	—
Direct revenues	$735,093	$245,106	$52,681	$—	$(2,167)	$1,030,713

	For the Year Ended December 31, 2007
	Technical Services	Field Services	Industrial Services	Exploration Services	Corporate Items	Totals
Third party revenues	$669,885	$228,561	$48,432	$—	$39	$946,917
Intersegment revenues, net	24,628	(17,927)	(5,551)	—	(1,150)	—
Direct revenues	$694,513	$210,634	$42,881	$—	$(1,111)	$946,917

	December 31, 2009	December 31, 2008	December 31, 2007
Adjusted EBITDA:
Technical Services	$176,703	$186,602	$163,481
Field Services	21,210	35,042	33,536
Industrial Services	24,757	10,936	6,809
Exploration Services	704	—	—
Corporate Items	(65,794)	(69,361)	(70,529)
Total	$157,580	$163,219	$133,297

	December 31, 2009	December 31, 2008
Property, plant and equipment, net:
Technical Services	$259,873	$234,640
Field Services	24,273	17,959
Industrial Services	232,981	12,605
Exploration Services	47,224	—
Corporate or other assets	25,593	30,257
Total property, plant and equipment, net	589,944	295,461

Intangible assets:
Technical Services
Goodwill	$25,856	$22,417
Permits and other intangibles, net	65,162	64,817
Total Technical Services	91,018	87,234
Field Services
Goodwill	3,372	1,506
Permits and other intangibles, net	4,240	2,969
Total Field Services	7,612	4,475
Industrial Services
Goodwill	16,229	655
Permits and other intangibles, net	29,972	3,968
Total Industrial Services	46,201	4,623
Exploration Services
Goodwill	10,628	—
Permits and other intangibles, net	14,814	—
Total Exploration Services	25,442	—
Total	$170,273	$96,332

	December 31, 2009	December 31, 2008
Total assets:
Technical Services	$514,084	$446,793
Field Services	44,279	31,016
Industrial Services	302,392	18,421
Exploration Services	83,471	—
Corporate Items	456,842	402,106
Total assets	$1,401,068	$898,336

The financial information which is presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as incorporated by reference into this registration statement has been recast to conform to the new reporting segment structure as follows:

	December 31, 2009	December 31, 2008	December 31, 2007
Direct Revenues:
Technical Services	$673,200	$735,093	$694,513
Field Services	185,239	245,106	210,634
Industrial Services	199,110	52,681	42,881
Exploration Services	18,383	—	—
Corporate or other assets	(1,712)	(2,167)	(1,111)
Total	1,074,220	1,030,713	946,917

Cost of Revenues:
Technical Services	432,201	484,292	468,933
Field Services	142,168	182,834	157,488
Industrial Services	158,102	38,296	32,259
Exploration Services	16,091	—	—
Corporate or other assets	4,921	2,398	5,760
Total	753,483	707,820	664,440

Selling, General & Administrative Expenses:
Technical Services	64,296	64,199	62,099
Field Services	21,861	27,230	19,611
Industrial Services	16,251	3,449	3,813
Exploration Services	1,588	—	—
Corporate or other assets	59,161	64,796	63,657
Total	163,157	159,674	149,180

Adjusted EBITDA:
Technical Services	176,703	186,602	163,481
Field Services	21,210	35,042	33,536
Industrial Services	24,757	10,936	6,809
Exploration Services	704	—	—
Corporate Items	(65,794)	(69,361)	(70,529)
Total	$157,580	$163,219	$133,297

Item 4. Description of Securities

Not Applicable

Item 5. Interest of Named Experts and Counsel

Davis, Malm & D’Agostine, P.C., Boston, Massachusetts, has passed upon the validity of the shares of Common Stock being offered under this registration statement. As of May 7, 2010, shareholders in Davis, Malm & D’Agostine, P.C., beneficially owned an aggregate of 10,000 shares of Common Stock (including 1,000 shares owned by, or for the benefit of, members of their immediate families).

Item 6. Indemnification of Directors and Officers

Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation.  The Company’s Restated Articles of Organization and By-Laws provide for such indemnification of the officers and directors of the Company and its subsidiaries to the extent permitted by law.  Reference is made to Article 6 of the Company’s Restated Articles of Organization filed as Exhibit 3.1A to the Company’s  Report on Form 8-K dated May 18, 2005, and Article VII of the Company’s Amended and Restated By-Laws filed as Exhibit 3.4B to the Company’s Report on Form 8-K dated April 4, 2005, and incorporated herein by reference, for the applicable provisions regarding the indemnification of officers and directors.

The Company also maintains director and officer liability insurance which provides for protection of the directors and officers of the Company and its subsidiaries against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See the Exhibit Index on page II-3.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Clean Harbors, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Town of Norwell and the Commonwealth of Massachusetts on the 19th day of May, 2010.

CLEAN HARBORS, INC.

By:	/s/ Alan S. McKim
Alan S. McKim, Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Alan S. McKim, James M. Rutledge and C. Michael Malm, jointly and severally, his attorneys-in-fact, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Alan S. McKim	Chairman of the Board and Chief Executive Officer	May 19, 2010
Alan S. McKim

/s/ James M. Rutledge	Executive Vice President and Chief Financial Officer	May 19, 2010
James M. Rutledge

/s/ John R. Beals	Controller and Chief Accounting Officer	May 19, 2010
John R. Beals

/s/Eugene Banucci	Director	May 19, 2010
Eugene Banucci

/s/ John P. DeVillars	Director	May 19, 2010
John P. DeVillars

/s/ John F. Kaslow	Director	May 19, 2010
John F. Kaslow

/s/ Rod Marlin	Director	May 19, 2010
Rod Marlin

/s/ Daniel J. McCarthy	Director	May 19, 2010
Daniel J. McCarthy

/s/ John T. Preston	Director	May 19, 2010
John T. Preston

/s/ Andrea Robertson	Director	May 19, 2010
Andrea Robertson

/s/ Thomas J. Shields	Director	May 19, 2010
Thomas J. Shields

/s/ Lorne R. Waxlax	Director	May 19, 2010
Lorne R. Waxlax

EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

5	Opinion of Davis, Malm & D’Agostine, P.C. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).

23.2	Consent of Davis, Malm & D’Agostine, P.C. is contained in their opinion filed as Exhibit 5.

24	Power of Attorney (see page II-1 of this Registration Statement).